                                                                    Exhibit 99.1


                      Lucille Farms, Inc. Announces Results
                    For the Quarter Ended September 30, 2003

Montville, NJ - November 6, 2003 - Lucille Farms Inc (NASDAQ - LUCY) a manufacturer and marketer of low moisture mozzarella cheese, low moisture mozzarella type cheese products and shredded cheese today announced its results for the second quarter of fiscal 2004.

                                          Three months ended                  Six months ended
                                             September 30                       September 30
                                            (in thousands)                     (in thousands)
                                           2003           2002                2003           2002
                                           ----           ----                ----           ----
Net Sales                               $10,839         $9,198             $19,349        $18,516

Net Income (loss)                          $319         $(124)                $341            $19

Net Income (loss) per share:
     Basic:                                $.10         $(.04)                $.11           $.01

     Diluted:                              $.10         $(.04)                $.11           $.00


Weighted Average Shares

         Basic                        3,137,937      3,284,775           3,186,394      3,271,341
         Diluted                      3,137,937      3,284,775           3,186,394      4,073,351

Net income for the quarter ended September 30, 2003 was $319,000 compared to a loss of ($124,000) for the comparable quarter last year. Net income for the six months ended September 30, 2003 was $341,000 compared to $19,000 (a loss of ($856,000) before a non-recurring gain on restructuring of $875,000) for the same period of the prior year. The improvement in net income primarily is due to the reduction in operating costs and improved productivity at the Company's cheese manufacturing plant, both of which were initiated by new management. These factors have led to a lower cost per pound of cheese manufactured. At the same time, the CME block cheddar cheese market, upon which the Company bases the sales price for its products, strengthened to $1.60 per pound during the quarter ended September 30, 2003, as compared to the CME block cheddar cheese market a year ago of $1.29 per pound. This combination of a lower cost per pound of cheese and higher sales prices has brought the Company to profitability.

During the quarter, the Company continued to receive favorable pricing from its primary supplier of raw materials. While the Company anticipates that such pricing will not continue to the same extent going forward, due to the Company attaining profitability, and the CME block cheddar cheese market will weaken to some extent, the Company believes that it will still have a competitive milk cost and is in a better position to manage the spread between the CME block cheddar cheese market and its cost of milk.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to improving trends and future profitability. Such forward-looking statements involve risks and uncertainties expressed or implied by such forward-looking statements.

Contact: Jay Rosengarten, CEO
          973-334-6030


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